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                                                                 Exhibit 21.1

   SUBSIDIARIES OF SA TELECOMMUNICATIONS, INC., A DELAWARE CORPORATION:

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
                                       STATE OR OTHER JURISDICTION
NAME                                        OF INCORPORATION
- -----                                  ---------------------------
Long Distance Network, Inc.                       Texas

U.S. Communications, Inc.                         Texas

North American Telecommunications
     Corporation                                  Texas

Baltic States & CIS Ventures, Inc.                Texas

Intertex Trading Corporation                      Texas

Western Siberia Telecommunications, Inc.          Texas

CIS Intelligence Information Services, Inc.       Texas

Southwest Long Distance Network, Inc.             Arkansas

Strategic Abstract & Title Corporation            Texas (Sold February 29, 1996)
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